Exhibit 99.1

Silvergate announces expansion of Silvergate Exchange Network to include euros

LA JOLLA, Calif.— February 15, 2022 — Silvergate Capital Corporation (“Silvergate” or the “Company”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced Euro SEN – an expansion of the Silvergate Exchange Network (“SEN”) – to enable customers to transfer euros in near real-time, 24 hours a day, 7 days a week.
“The SEN, which recently crossed $1 trillion in cumulative payment volumes, is integral to the everyday operations of our digital currency customers,” said Alan Lane, chief executive officer of Silvergate. “The launch of Euro SEN is an extension of our commitment to building a superior payments platform, and we are excited that our customers can now move euros 24/7 just as they do U.S. dollars.”
Euro SEN was built using the same technology as the existing U.S. dollar SEN payment rails and enables customers to send euros to other Silvergate customers with immediate access to funds. Additionally, customers can seamlessly convert euros to and from U.S. dollars in near real-time.
The technology, which is accessible through Silvergate’s proprietary API and its online banking platform, allows digital currency exchanges and institutional investors to limit exposure to overnight price fluctuations around the world and take advantage of additional trading opportunities.
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About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.

Contact
For Silvergate:
Natalie Short
press@silvergate.com